Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report on the consolidated financial statements refers to Charter Communications, Inc.'s adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, effective September 30, 2004, and Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123, effective January 1, 2003.

/s/ KPMG LLP

St. Louis, Missouri
March 15, 2006